EXHIBIT 23.1

CONSENT OF KPMG, LLP

Consent of Independent Registered Public Accounting Firm

Audit Committee

Meta Financial Group, Inc.

Storm Lake, Iowa

We consent to the incorporation by reference in the Meta Financial Group, Inc. Registration Statements on Form S-8 of Meta Financial Group, Inc., pertaining to the Meta Financial Group Inc. 1995 Stock Option and Incentive Plan (No. 333-22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, and No. 333-151604), of our report dated December 12, 2008, except as to note 22, which is as of July 6, 2009 with respect to the consolidated statement of financial condition of Meta Financial Group, Inc. as of September 30, 2008, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended, which report appears in the September 30, 2008 Annual Report on Form 10-K/A of Meta Financial Group, Inc. and subsidiaries.

/s/ KPMG LLP

Des Moines, Iowa

July 6, 2009